Exhibit 10.1

Amendment to 2005 Stock Incentive Plan

1. Recitals. Pursuant to corporate resolution and subject to shareholder approval, Scott’s Liquid Gold-Inc. wishes to amend the Scott’s Liquid Gold-Inc. 2005 Stock Incentive Plan (the “Plan”) by increasing by 1,500,000 the number of shares available under the Plan from 1,500,000 shares to 3,000,000 shares.

2. Amendment of Plan. The following amendment to the Plan is adopted, effective as provided in Paragraph 3 below:

The Plan is hereby amended to revise the first sentence of Section 4.1 of the Plan to read in its entirety as follows:

4.1	Plan Limit. Subject to the provisions of Section 4.4, the aggregate number of shares of Common Stock that may be issued under Awards granted pursuant to the Plan shall not exceed 3,000,000 shares, less the number of shares issued after May 6, 2008 as a result of the exercise of stock options under the 1997 Stock Option Plan and the 1998 Stock Option Plan of the Company.

3. Effective Date. The Effective Date of this Amendment is May 18, 2011.

4. Terms and Conditions of Plan. Except for the amendment in paragraph 2, all terms and conditions of the Plan are unamended and shall remain in full force and effect.